SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

  Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-16720
                         Commission File Number 0-16721
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                   Participating Income Properties 1986, L.P.
                     FFCA Investor Services Corporation 86-B
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     (Exact name of the co-registrants as specified in their
                           organizational documents)

  The Perimeter Center, 17207 North Perimeter Drive, Scottsdale, Arizona 85255;
                                 (480) 585-4500
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   (Address, including zip code, and telephone number, including area code, of co-registrants' principal executive offices)

                          Limited Partnership Interests
                      Limited Partnership Depository Units
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            (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty of file reports:

      Rule 12g-4(a) (1) (i)        [x]          Rule 12h-3(b) (1) (ii)    [  ]
      Rule 12g-4(a) (1) (ii)       [  ]         Rule 12h-3(b) (2) (i)     [  ]
      Rule 12g-4(a) (2) (i)        [  ]         Rule 12h-3(b) (2) (ii)    [  ]
      Rule 12g-4(a) (2) (ii)       [  ]         Rule 15d-6                [  ]
      Rule 12h-3(b) (1) (i)        [  ]

     Approximate number of holders of record as of the certification or notice date:

                                      None
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

     Pursuant to the requirement of the Securities Exchange Act of 1934, Participating Income Properties 1986, L.P. and FFCA Investor Services Corporation 86-B, as co-registrants, have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

                                PARTICIPATING INCOME PROPERTIES 1986, L.P.

                                By: FFCA MANAGEMENT COMPANY LIMITED PARTNERSHIP,
                                    General Partner

                                    By: PERIMETER CENTER MANAGEMENT COMPANY,
                                        Corporate General Partner

Date     June 29, 1999                  By:  /s/ John Barravecchia
                                           -------------------------------------
                                            John Barravecchia,
                                            Executive Vice President, Chief
                                            Financial Officer, Treasurer and
                                            Assistant Secretary

                                FFCA INVESTOR SERVICES CORPORATION 86-B

Date     June 29, 1999          By:  /s/ John Barravecchia
                                     -------------------------------------------
                                     John Barravecchia,
                                     President, Secretary and Treasurer


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